UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2012 (May 8, 2012)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1031 Cambridge Square, Suite F, Alpharetta, GA	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 8, 2012, Russell Stover Ivy, 45, was appointed a director of the registrant, to serve in such capacity, and named the registrant’s Secretary, to serve in such capacity at the pleasure of the registrant’s Board of Directors.

Mr. Ivy has been a Principal of the Ivy Companies (Private Investments and Consulting) since January 1996.  Mr. Ivy has been Employed by or a Consultant to small and medium sized companies (both private and publicly traded) for over 30 years primarily focusing on strategic planning, financial modeling, accessing capital markets, and or facilitating mergers/acquisitions to the Software, IT, Emerging Technology and Oil & Gas Markets among other executive assignments. Mr. Ivy served as Chairman of the Board, Chief Executive Officer and President of AvStar Aviation Group, Inc. (formerly Pangea Petroleum Corp., a publicly traded company) from April 2009 to August 2010 until its merger with Twin Air Calypso Airways of Ft. Lauderdale Florida and remains on the Board of Directors.  Mr. Ivy consults with the publicly traded company TexCom, Inc., an Environmental Services Provider to the Oil & Gas Industry, providing strategic growth solutions to the disposal of Oil Field related waste and also in their capital, merger/acquisition needs amongst others.  Currently, Mr. Ivy also consults with several major IT Product and Services companies assisting in market positioning, growth and strategic merger/acquisitions.  He served as one of the founding partners of Municipal Intelligent Group, Inc. Municipal Intelligence Group, Inc. is a Texas-based corporation made up of asset recovery, technology and revenue experts brought together to assist governmental units at every level with best of breed revenue solutions.  Mr. Ivy received a Bachelor’s degree in International Economics from Texas Tech University in 1991.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs Software Inc.

Date:

May 11, 2012

By:

/s/       Dr. Frank N. Kautzmann III

Dr. Frank N. Kautzmann III, Director

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